EXHIBIT 5.1

[Letterhead of Blank Rome LLP]

PRWT Services, Inc.                                                                                                           June 24, 2009
1835 Market Street, Suite 800
Philadelphia, PA 19103-2917

Re:           PRWT Services, Inc. - Registration Statement No. 333-159751

Ladies and Gentlemen:

We have acted as counsel to PRWT Services, Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to: (i) 21,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”) (including 865,137 shares of  Common Stock  included in the Units (defined below)), (ii) 19,325,000 warrants to purchase Common Stock (including Warrants included in the Units), less 7,272,727 Warrants otherwise issuable to PRWT as the current owner of KBL (as defined below) warrants which will be retired in connection with the Merger (as defined below) (the “Warrants”), (iii) 19,325,000 shares of Common Stock underlying the Warrants, less the shares of Common Stock underlying the Warrants owned by PRWT (“Warrant Shares”) and (iv) 865,137 Units, each consisting of one share of Common Stock and one Warrant (the “Units” and, together with the Shares, the Warrants and the Warrant Shares, the “Securities”), in connection with the proposed acquisition of KBL Healthcare Acquisition Corp. III, a Delaware corporation (“KBL”)  by the Company in a merger transaction   (the “Merger”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related proxy statement and/or prospectus, other than as expressly stated herein with respect to the issue of the Securities.

In rendering the opinions expressed in this opinion letter, we have reviewed (a) the Registration Statement, (b) the Company's Amended and Restated Articles of Incorporation, including the proposed amendment and restatement thereof in the form attached as Annex C to the proxy statement/prospectus included in the Registration Statement (the “Charter Restatement”), (c) the Company's Amended and Restated By-Laws, including the proposed amendment and restatement thereof in the form filed as Exhibit  3.4 to the Registration Statement, (d)  the specimen of common stock certificate of PRWT filed as Exhibit 4.5 to the Registration Statement, (e) the form of warrant agreement between Continental Stock Transfer & Trust Company and KBL included as Exhibit 4.7 to the Registration Statement (the “Warrant Agreement”),  (f) the specimen Warrant certificate PRWT filed as Exhibit 4.6 to the Registration Statement, (g) the specimen Unit certificate PRWT filed as Exhibit 4.4 to the Registration Statement and (h) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.  It is our understanding that immediately prior to the merger, the Company will (i) effect an approximately 7.1-for-1 share reverse split of its common stock to recapitalize its 84,871,477 outstanding shares into 11,950,000 shares (the “Recapitalization”) and (ii) file a certificate of amendment to the Company's articles of incorporation setting forth the Charter Restatement with the Secretary of the Commonwealth of Pennsylvania.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures.  As to any facts material to our opinions, we have relied upon the aforesaid agreements, instruments, certificates, documents and records noted in (a) through (h) above and upon statements and certificates of officers and representatives of the Company.

Based upon the foregoing, it is our opinion that when (a) the Recapitalization has been duly authorized and approved by all necessary action of the Board of Directors and shareholders of the Company, including complying with all applicable notice and filing requirements related to the Recapitalization, and the Recapitalization has been effected, and (b) all applicable notice requirements related to the Charter Restatement have been complied with and a certificate of amendment to the Company's articles of incorporation setting forth the Charter Restatement has been filed with the Secretary of the Commonwealth of Pennsylvania and become effective:

(i)	the Shares, when issued in the manner contemplated by the Registration Statement and the Merger Agreement, will be duly and validly issued, fully paid and non-assessable;

(ii)
the Warrants, when issued in the manner contemplated by the Registration Statement and the Merger Agreement, will be valid and binding obligations of the Company, and upon exercise of the Warrants and  receipt of payment of the exercise price thereof in accordance with the terms of the Warrants and the Warrant Agreement, the Warrant Shares will be duly and validly issued, fully paid and non-assessable.

(iii)	the Units, when issued in the manner contemplated by the Registration Statement and the Merger Agreement, will be valid and binding obligations of the Company.

The opinions expressed in this letter are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, rearrangement, liquidation, conservatorship and similar laws affecting creditors’ rights and remedies generally; to general principles of equity, including without limitation concepts of materiality and principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

.            This opinion is limited to the laws of the Commonwealth of Pennsylvania and the State of New York as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name under “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ BLANK ROME LLP

BLANK ROME LLP